Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	DANIEL L. KRIEGER,
	______________	CHAIRMAN & PRESIDENT
(515) 232-6251
JULY 14, 2006

AMES NATIONAL CORPORATION
ANNOUNCES SECOND QUARTER AND FIRST SIX MONTHS
2006 EARNINGS

Net income for second quarter 2006 was $2,765,000, or $0.29 per share, a 7% decrease from the $2,968,000 or $0.32 per share earned during the same period in 2005. The decline in earnings is primarily the result of net interest income being lower by $613,000, attributed to a 35% increase in interest expense compared the second quarter of 2005 as the result of higher short term market interest rates. A reduction in the specific reserve for a problem credit and declining loan demand allowed for the lowering of the allowance for loan losses by $303,000 which offset nearly half of the decline in the net interest income. The Company’s annualized return on average assets was 1.35% and 1.42% with an annualized return on average equity of 10.22% and 10.89%, for the three month periods ending June 30, 2006 and 2005, respectively. The efficiency ratio for the quarter ending June 30, 2006 and 2005 was 53.84% and 48.61%, respectively. The net interest margin for the most recent quarter was 3.29% compared to 3.61% for the same period in 2005.

For the six month period ending June 30, 2006, the Company earned net income of $5,677,000, or $0.60 per share, a 5% decrease from the net income of $5,982,000, or $0.64 per share, earned a year ago. As with the quarterly earnings results, the net interest income for the first half of 2006 decreased by $1,357,000, a decline of 10% compared to the first half of 2005. Reducing the level of the allowance for loan losses by $273,000 and a gain on the foreclosure of a real estate property of $471,000 partially offset the lower net interest income. The Company’s annualized return on average assets was 1.39% and 1.42% with an annualized return on average equity of 10.44% and 10.89%, for the six month periods ending June 30, 2006 and 2005, respectively. The efficiency ratio for the six months ending June 30, 2006 and 2005 was 52.02% and 48.61%, respectively. The net interest margin for the most recent quarter was 3.31% compared to 3.53% for the same period in 2005.

Assets totaled $822 million as of June 30, 2006 and were 1% lower than the $834 million posted a year ago. This decrease in assets primarily relates to maturing securities available for sale being used to payoff federal funds borrowings.

Net loans totaled $430 million and were relatively unchanged from the $431 million posted one year ago. The allowance for loan losses totaled $6,468,000 as of June 30, 2006 with net charged-off loans of $11,000 recorded for the quarter ending June 30, 2006. This compares to an allowance for loan losses of $6,629,000 as of June 30, 2005 with net recoveries of $38,000 recorded for the quarter ending June 30, 2005.

Deposits increased 3% to $672 million as of June 30, 2006 compared to one year earlier with demand, NOW, and other time certificates accounting for the growth.

Total stockholders’ equity of $107 million was 4% lower than the $112 million recorded on June 30, 2005. This decrease in capital relates primarily to the market value of the Company’s bond portfolios declining as market interest rates continue to rise. As of June 30, 2006 there was $0.4 million in unrealized gains in securities, net of deferred tax liability, compared to $6.8 million in unrealized gains on June 30, 2005. The ratio of stockholders’ equity to total assets remained at 13% for June 30, 2006 and 2005.

Company stock, under the symbol ATLO, is traded on the NASDAQ Capital Market and ranged in price from $19.75 to $26.00 during the second quarter of 2006 and closed at $21.88 on June 30, 2006.

Ames National Corporation affiliate Iowa banks are First National Bank, Ames; Boone Bank & Trust Co., Boone; State Bank & Trust Co., Nevada; Randall-Story State Bank, Story City; and United Bank & Trust, Marshalltown.

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets
(unaudited)

	June 30,	June 30,
ASSETS	2006	2005

Cash and due from banks	$18,632,106	$26,971,695
Federal funds sold	11,150,000	30,000
Interest bearing deposits in financial institutions	4,373,148	6,936,900
Securities available-for-sale	333,959,950	352,469,540
Loans receivable, net	429,548,140	430,925,591
Loans held for sale	1,380,669	903,235
Bank premises and equipment, net	11,557,644	8,736,698
Accrued income receivable	6,567,073	6,147,784
Deferred income taxes	1,882,303	-
Other assets	2,893,674	1,035,802
Total assets	$821,944,707	$834,157,245

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits
Demand, noninterest bearing	$72,020,426	$67,091,578
NOW accounts	151,090,394	144,682,035
Savings and money market	166,285,257	167,771,051
Time, $100,000 and over	100,511,727	101,384,877
Other time	182,543,829	172,577,468
Total deposits	672,451,633	653,507,009

Federal funds purchased and securities sold under agreements to repurchase	36,017,887	61,334,723
Dividend payable	2,450,503	2,354,818
Deferred income taxes	-	1,925,302
Accrued expenses and other liabilities	3,770,281	3,259,583
Total liabilities	714,690,304	722,381,435

STOCKHOLDERS' EQUITY
Common stock $2 par value, authorized 18,000,000 shares; 9,425,013 shares issued and outstanding June 30, 2006 and 9,419,271 shares issued and outstanding June 30, 2005	18,850,026	18,838,542
Additional paid-in capital	22,498,904	22,383,375
Retained earnings	65,491,202	63,796,866
Accumulated other comprehensive income, net unrealized gain on securities available-for-sale	414,271	6,757,027
Total stockholders' equity	107,254,403	111,775,810

Total liabilities and stockholders' equity	$821,944,707	$834,157,245

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Interest and dividend income:
Loans	$7,357,897	$6,599,747	$14,559,841	$12,852,498
Securities
Taxable	2,127,842	2,117,885	4,168,073	4,348,004
Tax-exempt	1,040,194	1,061,590	2,076,557	2,122,439
Federal funds sold	92,691	75,714	103,994	128,281
Dividends	359,005	372,138	698,779	719,589

Total interest income	10,977,629	10,227,074	21,607,244	20,170,811

Interest expense:
Deposits	4,968,077	3,562,992	9,404,262	6,545,298
Other borrowed funds	257,605	299,135	600,224	665,728

Total interest expense	5,225,682	3,862,127	10,004,486	7,211,026

Net interest income	5,751,947	6,364,947	11,602,758	12,959,785

Provision (credit) for loan losses	(302,854)	74,882	(273,230)	128,607

Net interest income after provision (credit) for loan losses	6,054,801	6,290,065	11,875,988	12,831,178

Non-interest income:
Trust department income	389,676	411,021	753,078	743,530
Service fees	497,729	450,489	905,051	870,645
Securities gains, net	270,830	232,844	515,308	367,783
Gain on sale of loans held for sale	172,521	168,196	283,987	282,021
Merchant and ATM fees	133,160	138,273	276,220	284,202
Gain on foreclosure of real estate	—	—	471,469	—
Other	134,651	112,605	286,193	240,841

Total non-interest income	1,598,567	1,513,428	3,491,306	2,789,022

Non-interest expense:
Salaries and employee benefits	2,372,072	2,335,550	4,787,278	4,711,498
Data processing	582,175	568,690	1,082,277	1,045,404
Occupancy expenses	287,920	268,233	597,879	578,408
Other operating expenses	715,330	657,065	1,384,961	1,301,885

Total non-interest expense	3,957,497	3,829,538	7,852,395	7,637,195

Income before income taxes	3,695,871	3,973,955	7,514,899	7,983,005

Income tax expense	931,053	1,005,643	1,837,714	2,000,769

Net income	$2,764,818	$2,968,312	$5,677,185	$5,982,236

Basic and diluted earnings per share	$0.29	$0.32	$0.60	$0.64

Declared dividends per share	$0.26	$0.25	$0.52	$0.50